Exhibit 2(a)

RMR PREFERRED INCOME FUND

AGREEMENT AND DECLARATION OF TRUST

April 4, 2012

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Section 11.1.	Amendments by Trustees	30
Section 11.2.	Amendments that May Require Shareholder Approval	30
Section 11.3.	Declaration and Bylaws	30
Section 11.4.	Construction	31

3

RMR PREFERRED INCOME FUND

AGREEMENT AND DECLARATION OF TRUST

THIS AGREEMENT AND DECLARATION OF TRUST is made this 4th day of April, 2012, by the undersigned (together with all other persons from time to time duly elected, qualified and serving as Trustees in accordance with the provisions of Article IV hereof) for the purpose of governing a Maryland statutory trust in accordance with the provisions hereinafter set forth.

WHEREAS, the Trust has been formed on or prior to the date hereof by filing a Certificate of Trust with the State Department of Assessments and Taxation of Maryland to carry on the business of an investment company;

WHEREAS, the Trust intends for tax purposes to be treated as a “regulated investment company” under the Code for the taxable year ending December 31, 2012 and for each taxable year thereafter; and

WHEREAS, the Trustees have agreed to manage all property of the Trust as trustees of a Maryland statutory trust in accordance with the provisions hereinafter set forth;

NOW, THEREFORE, the Trustees hereby declare that they will manage and dispose of all cash, securities and other assets which the Trust may from time to time acquire upon the following terms and conditions for the benefit of the holders from time to time of Shares in the Trust as hereinafter set forth.

ARTICLE I

NAME AND DEFINITIONS

Section 1.1.            Name.  This Trust shall be known as “RMR Preferred Income Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Section 1.2.            Definitions.  Whenever used herein, unless otherwise required by the context or specifically provided:

“1940 Act” means the Investment Company Act of 1940 and the rules and regulations thereunder, all as amended from time to time;

“Bylaws” means the Bylaws of the Trust, as amended or restated from time to time;

“Certificate of Trust” means the Certificate of Trust of the Trust, as it may be further amended or restated, as filed with, and accepted for record by, the SDAT;

“class” or “class of Shares” refers to the division of Shares into two or more classes as provided in Section 3.1;

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as amended from time to time.  All references to specific sections of the Code shall include applicable successor provisions;

“Declaration” means this Declaration of Trust, as it may be further amended, supplemented or restated from time to time;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Maryland Act” means the Maryland Statutory Trust Act, as amended from time to time;

“Person” means an individual, corporation, limited liability company, partnership, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit (as defined in Article V) applies;

“RMR Advisors” means RMR Advisors, Inc., the Trust’s investment advisor, or any successor investment advisor to the Trust;

“SDAT” means the State Department of Assessments and Taxation of Maryland;

“series” or “series of Shares” refers to the division of Shares representing any class into two or more series as provided in Section 3.1;

“Shareholder” means a record owner of Shares;

“Shares” means the equal proportionate transferable units into which the beneficial interest in the Trust shall be divided from time to time or, if more than one class or series of Shares is authorized by the Trustees, the equal proportionate transferable units into which each class or series of shares shall be divided from time to time;

“Trust” means the Maryland statutory trust governed by this Declaration, as it may be further amended, supplemented or restated from time to time; and

“Trustees” refers to the Trustees of the Trust named herein or elected in accordance with Article IV.

ARTICLE II

PURPOSE

The purpose of the Trust is to provide investors a managed investment primarily in securities, debt instruments and other instruments and rights of a financial character and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Declaration.  Unless otherwise determined by the Trustees, the Trust shall conduct its business as a closed-end management investment company registered under the 1940 Act.  Without limiting the foregoing or the other provisions hereof, the Trust may exercise all powers conferred by the laws of the State of Maryland upon a Maryland statutory trust formed pursuant to the Maryland Act.  Nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code.

ARTICLE III

SHARES

Section 3.1.            Division of Shares of Beneficial Interest.  The Trustees may, without Shareholder approval, authorize one or more classes of Shares (which classes may be divided into two or more series), with Shares of each such class or series having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustees may determine.  Subject to applicable law, the Trustees may, without Shareholder approval, authorize the Trust to issue subscription or other rights representing interests in Shares to existing Shareholders or other persons subject to such terms and conditions as the Trustees may determine.  The number of Shares of each class or series authorized shall be unlimited, except as the Trustees may otherwise provide, and the Shares so authorized may be represented in part by fractional shares.  The Trustees may without Shareholder approval from time to time divide or combine the Shares of any class or series into a greater or lesser number without thereby changing the proportionate beneficial interest in the class or series.

The Shares shall initially be divided into one class, a class of an unlimited number of Common Shares, $0.001 par value per share (the “Common Shares”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and condition of redemption described below.  The Trust may also, from time to time, authorize and issue a class of an unlimited number of Preferred Shares, (the “Preferred Shares”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and condition of redemption as the Trustees may determine and set forth in an amendment or supplement to this Declaration without Shareholder approval.

(a)           Subject to the rights of the holders of the Preferred Shares, if any, in the event of the termination, dissolution, winding-up or liquidation of the Trust, the holders of the Common Shares shall be entitled to receive pro rata the net distributable assets of the Trust.

(b)           The holders of the Common Shares shall not, as such holders, have any right to acquire, purchase or subscribe for any Common Shares or other securities of the Trust which it may hereafter issue or sell, other than such right, if any, as the Board of Trustees in its discretion may determine.

(c)           Subject to the rights of the holders of the Preferred Shares, if any, dividends or other distributions, when, as and if authorized by the Board of Trustees and declared by the Trust, shall be shared equally by the holders of Common Shares on a share for share basis.  The

Board of Trustees may direct that any dividends or other distributions or any portion thereof as authorized, declared and distributed shall be paid in cash to the holder, or, alternatively, may direct that any such dividends or other distributions be reinvested in full and fractional Shares of the Trust.

(d)           Except as the Trustees may otherwise provide, any Common Shares redeemed, purchased or otherwise acquired by the Trust shall be returned to the status of authorized but unissued shares.  Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust.

(e)           Common Shares may be issued from time to time, without the vote of the Shareholders (or, if the Board of Trustees in its sole discretion deems advisable, with a vote of Shareholders), either for cash or for such other consideration (which may be in any one or more instances a certain specified consideration or certain specified considerations) and on such terms as the Board of Trustees, from time to time, may deem advisable, and the Trust may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of liabilities).

(f)            The Trust may issue Common Shares in fractional denominations to the same extent as its whole Shares, and Shares in fractional denominations shall be Common Shares having proportionately to the respective fractions represented thereby all the rights of whole Shares, including, without limitation, the right to vote, the right to receive dividends and other distributions and the right to participate upon termination, dissolution, winding-up or liquidation of the Trust, but excluding the right to receive a certificate representing fractional Shares.

Section 3.2.            Ownership of Shares.  The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent.  Shares may be evidenced by certificates or, at the election of the Trustees, in book-entry form.  Certificates, if any, shall be executed on behalf of the Trust by the President or a Vice President and by the Treasurer, Secretary or other officer authorized by the Trustees.  Such signatures may be facsimiles.  In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if such individual were such officer at the time of its issue.  Subject to the foregoing, the Trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters.  The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of each class and series held from time to time by each Shareholder.

Section 3.3.            Investments in the Trust.  The Trustees shall accept investments in the Trust from such persons and on such terms and, subject to any requirements of law, for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees may from time to time determine.

Section 3.4.            Share Restrictions.  Notwithstanding any provision herein to the contrary, but subject to the principles of Section 10.4, any purchase or transfer or purported purchase or transfer of Shares to any person whose holding of the Shares of the Trust may cause the Trust to incur a liability for any tax imposed under the Code that would not otherwise be imposed but for the purchase or transfer of the Shares to such person, shall be void ab initio.  Any Shares purportedly transferred to or retained by such a person may, at the option of the Trust, be repurchased by the Trust at the lesser of market value or net asset value at the time of repurchase.  A legend describing the foregoing restrictions may be placed on share certificates or in book entry, depending on whether the applicable Shares are issued in certificated or book entry form.

Section 3.5.            No Preemptive or Appraisal Rights.  Shareholders shall have no preemptive or other right to receive, purchase or subscribe for any additional Shares or other securities issued by the Trust.  Shareholders shall not be entitled to exercise the rights of objecting Shareholders and shall have no appraisal rights with respect to their Shares.

Section 3.6.            Status of Shares and Limitation of Personal Liability.  Shares shall be deemed to be personal property giving only the rights provided in this Declaration and the Bylaws.  Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws and to have become a party hereto and thereto.  The death of a Shareholder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust.  Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares afford Shareholders the status of partners of the Trust.  Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein or in the Bylaws to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

ARTICLE IV

THE TRUSTEES

Section 4.1.            Number and Classes of Trustees; Term of Office; Qualifications of Trustees.  The Trustees who are signatories to this Declaration on the date hereof, and such other persons as the Trustee or Trustees then in office shall elect, shall serve until the first meeting of Shareholders at which Trustees of his or her Class (as defined below) are elected and until his or her successor is elected and qualifies, or until he or she sooner dies, resigns, retires, or is disqualified or removed from office.  Any person serving as Trustee shall meet the criteria for office set forth from time to time in the Bylaws.  Subject to the voting powers of one or more classes or series of Shares, the number of Trustees shall be such number as shall be fixed from time to time by the Trustees; provided, however, that the number of Trustees shall in no event be less than three.

Annual meetings of Shareholders shall be held as specified in the Bylaws.  Upon the closing of the initial public offering of the Common Shares, the Trustees shall be classified, with respect to the time for which they severally hold office, into the following three classes (each a

“Class”): Class I, whose term expires at the initial annual meeting; Class II, whose term expires at the next succeeding annual meeting after the initial annual meeting (the “second annual meeting”); and Class III, whose term expires at the next succeeding annual meeting after the second annual meeting.  Each Class shall consist of at least one Trustee.  At each annual meeting beginning with the initial annual meeting, the successors of the Class of Trustees whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election, with each Trustee holding office until the expiration of the term of the relevant Class and the election and qualification of his or her successor, or until he or she sooner dies, resigns, retires, or is disqualified or removed from office.

The Trustees shall assign by resolution Trustees to each of the three Classes.  The Trustees also may determine by resolution those Trustees in each Class that shall be elected by Shareholders of a particular class or series of Shares.  If the number of Trustees is changed, any increase or decrease shall be apportioned among the Classes by resolution of the Trustees.  No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term unless the Trustee is specifically removed pursuant to Section 4.2 at the time of the decrease.  Except as provided in this Section 4.1 or Section 4.2, Trustees shall be elected only at an annual meeting of Shareholders.

Section 4.2.            Vacancies; Resignation; Removal.  Vacancies on the Board of Trustees, whether resulting from an increase in the number of Trustees or otherwise, shall be filled in the manner provided in the Bylaws.

Any Trustee may resign or retire as a Trustee by delivering his or her resignation to the Board of Trustees or the Secretary of the Trust, and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms specified in the resignation.  Except as required by applicable law, a Trustee may be removed from office (a) with or without Cause (as hereinafter defined) by the affirmative vote of all the remaining Trustees or (b) with Cause by the action of at least 75% of the outstanding Shares of the classes or series of Shares entitled to vote for the election of such Trustee.  A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment.  Upon the resignation or removal of any Trustee, or his or her otherwise ceasing to be a Trustee, he or she shall execute and deliver such documents as the remaining Trustees shall require for the conveyance of any Trust property held in his or her name, shall account to the remaining trustees as they require for all property which he or she holds as Trustee and shall thereupon be discharged as Trustee.  Upon the incapacity or death of any Trustee, his or her legal representative shall perform the acts set forth in the preceding sentence and the discharge mentioned therein shall run to such legal representative and to the incapacitated Trustee or the estate of the deceased Trustee, as the case may be.  For the purpose of this paragraph, “Cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Section 4.3.            Effect of Death, Resignation, etc. of a Trustee.  The death, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration.  Until vacancies are filled, the remaining Trustee or Trustees (even though fewer than three) may exercise the powers of the Trustees hereunder.

Section 4.4.            Powers; Determinations by Board of Trustees.  Subject to any express limitations contained in this Declaration or in the Bylaws, the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and the Board of Trustees shall have full, exclusive and absolute power, control and authority over any and all property of the Trust.  The Board of Trustees may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  This Declaration shall be construed with the presumption in favor of the grant of power and authority to the Board of Trustees.  Any construction of this Declaration or determination made in good faith by the Board of Trustees concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Trustees included in this Declaration or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every Shareholder:  the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, this Declaration of Trust or the Bylaws or otherwise to be determined by the Board of Trustees.

Without limiting the foregoing, and in addition to the powers expressed or enumerated elsewhere in this Declaration, the Trustees may elect and remove such officers and appoint and terminate such agents as they consider appropriate; appoint from their own number, and terminate, any one or more Committees consisting of one or more Trustees, including any one or more executive Committees which may, when the Trustees are not in session, exercise some or all of the power and authority of the Trustees as the Trustees may determine; appoint an advisory board, the members of which shall not be Trustees and need not be Shareholders; employ one or more custodians of the assets of the Trust and authorize such custodians to employ subcustodians and to deposit all or any part of the Trust’s assets in a system or systems for the central handling of securities; retain a transfer agent or a shareholder servicing agent, or both; provide for the distribution of Shares by the Trust through one or more underwriters or otherwise; set record dates for the determination of Shareholders with respect to various matters; and delegate such authority as they consider desirable to any officer of the Trust, to any Committee and to any agent or employee of the Trust or to any such custodian or underwriter.

Without limiting the foregoing, the Trustees shall have power and authority, in the name and on behalf of the Trust, to authorize the Trust:

(a)           to elect and to revoke the status of the Trust as a “regulated investment company” under the Code;

(b)           to invest and reinvest cash, and to hold cash uninvested;

(c)           to sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust;

(d)           to vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies or powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Trustees shall deem proper;

(e)           to exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities;

(f)            to hold any security or property in a form not indicating any trust, whether in bearer, unregistered or other negotiable form, or in the name of the Trustees or of the Trust or in the name of a custodian, subcustodian or other depository or a nominee or nominees or otherwise;

(g)           to the extent necessary or appropriate to give effect to the preferences, special or relative rights and privileges of any classes or series of Shares, to allocate assets, liabilities, income and expenses of the Trust to a particular class or classes or series of Shares or to apportion the same among two or more classes or series;

(h)           to consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or issuer, any security of which is or was held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation or issuer, and to pay calls or subscriptions with respect to any security held in the Trust;

(i)            to join with other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Trustees shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Trustees shall deem proper;

(j)            to compromise, arbitrate or otherwise adjust claims in favor of or against the Trust on any matter in controversy, including, without limitation, claims for taxes;

(k)           to enter into joint ventures, general or limited partnerships, limited liability companies, and any other combinations or associations;

(l)            to borrow funds;

(m)          to endorse or guarantee the payment of any notes or other obligations of any person; to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof; and to mortgage and pledge the Trust property or any part thereof to secure any of or all of such obligations;

(n)           to indemnify or to purchase and pay for entirely out of Trust property such insurance as they may deem necessary or appropriate for the conduct of the business of the Trust, including, without limitation, insurance policies insuring the assets of the Trust and payment of distributions and principal on its portfolio investments, and indemnities or insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisers, sub-advisers or managers, administrator or sub-administrator, underwriters or independent contractors of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person as Shareholder, Trustee, officer, employee, agent, investment adviser, sub-adviser or manager, administrator or sub-administrator, underwriter or independent contractor, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

(o)           to pay pensions for faithful service, as deemed appropriate by the Trustees, and to adopt, establish and carry out pension, profit-sharing, share bonus, share purchase, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Trustees, officers, employees and agents of the Trust;

(p)           to purchase or otherwise acquire Shares;

(q)           to engage in any other lawful act or activity in which business corporations organized under the laws of the State of Maryland may engage; and

(r)            to change the domicile of the Trust’s existence as may permitted by the 1940 Act and any other applicable law.

The Trustees shall not in any way be bound or limited by any present or future law or custom in regard to investments by trustees.

Any action to be taken by the Trustees may be taken within or without the State of Maryland.

Section 4.5.            Standard of Performance and Other Matters.

Section 4.5.1         Standard of Performance.  So long as the Maryland Act so requires, a Trustee shall perform his or her duties as a Trustee, including the duties as a member of a committee of the Trustees on which the Trustee serves, in good faith.  As permitted by the Maryland Act, a Trustee shall have no duties other than as set forth in this Section, and no different or additional duties or standard of performance, whether under this Declaration or otherwise, shall apply to a Trustee.

Section 4.5.2         Presumption.  Any action or failure to act by a Trustee shall be presumed to be in accordance with the standard of performance described in Section 4.5.1, and any Person alleging the contrary shall bear the burden of rebutting the presumption that the action or failure to act was not consistent with such standard of performance.

Section 4.5.3         Reliance on Others.  Any Trustee may rely upon advice of counsel or other experts with respect to the meaning and interpretation of this Declaration, any matter involving the Trust and his or her duties as a Trustee hereunder, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice.  In discharging his or her duty, a Trustee shall be entitled to rely upon the books and records of the Trust and upon written or oral reports or advice provided by any officer, employee or agent of the Trust, any Trustee or committee of Trustees, or any counsel to the Trust, the Trustees, any committee of Trustees or Trustee, or any independent registered public accounting firm and (with respect to the subject matter of the contract involved) any officer, partner or responsible employee of any other party to any contract entered into hereunder.

Section 4.5.4         Not Experts.  The appointment, designation or identification (including in any proxy or registration statement or other document) of a Trustee as chair of the Trustees, a member or chair of a committee of the Trustees, an expert on any topic or in any area (including an audit committee financial expert), or the lead independent Trustee, or as having experience, attributes or skills in any area, or any other appointment, designation or identification of a Trustee, shall not impose on that Person any standard or liability that is greater than that imposed pursuant to Section 4.5.1 and no Trustee who has any special skill, qualification, experience or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard as a result thereof.  In addition, no appointment, designation or identification of a Trustee as aforesaid shall affect in any way that Trustee’s rights or entitlement to exculpation from liability, indemnification against liability or expenses or advance of expenses.

Section 4.6.            Advisory, Management and Distribution Services.  The Trustees may, at any time and from time to time, contract for exclusive or nonexclusive advisory and/or management services with any corporation, trust, association or other Person (the “Manager”), every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws and applicable law; and any such contract may provide for one or more sub-advisers or other agents who shall perform all or part of the obligations of the Manager under such contract and contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine, including, without limitation, authority to determine from time to time what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust’s investments.  The Trustees may also, at any time and from time to time, contract with the Manager or any other corporation, trust, association or other Person, appointing it exclusive or nonexclusive distributor or underwriter for the Shares, every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws and applicable law; and any such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine.

The fact that:

(a)                                  any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, adviser, sub-adviser, underwriter or distributor or agent of or for any corporation, trust, association or other Person, or of or for any parent or affiliate of any Person, with which an advisory, sub-advisory or management contract, or underwriter’s or distributor’s contract, or transfer, shareholder servicing or other agency contract may have been or may hereafter be made, or that any such Person, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that

(b)                                 any corporation, trust, association or other Person with which an advisory, sub-advisory or management contract or underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract may have been or may hereafter be made also has an advisory, sub-advisory or management contract, or underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract with one or more other corporations, trusts, associations or other Persons, or has other business or interests, including competitive business or interests, shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

ARTICLE V

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 5.1.                                   Definitions.  For the purpose of this Article V, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person controlled by, controlling or under common control with such Person.

“Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include, but not be limited to, interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 5.3.7, provided, that, each such organization shall be described in Section 501(c)(3) of the Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  If the Code shall cease to so define a charitable organization, “Charitable Beneficiary” shall mean an entity organized to do work for charitable purposes and not for profit.

“Charitable Trust” shall mean any trust provided for in Section 5.3.1.

“Charitable Trustee” shall mean each Person unaffiliated with the Trust and unaffiliated with the Prohibited Owner, that is appointed by a majority of the Trustees to serve as a trustee of a Charitable Trust.

“Constructive Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code or treated as beneficially owned under Rule 13d-3 under the Exchange Act.  The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Equity Shares” shall mean all Shares of all classes and series, including, without limitation, Common Shares and Preferred Shares.

“Excepted Holder” shall mean a Shareholder for whom an Excepted Holder Limit is created by this Article V or by the Board of Trustees pursuant to Section 5.2.7.

“Excepted Holder Limit” shall mean the percentage limit established by the Board of Trustees, provided that such Excepted Holder Limit shall apply only so long as the affected Excepted Holder complies with all of the requirements established by the Board of Trustees pursuant to Section 5.2.7 .

“Investee” shall mean a Person whose shares or other equity are owned by the Trust.

“Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date.  The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Trustees.

“Ownership Limit” shall mean (a) with respect to the Common Shares, 9.8% (in value or number, whichever is more restrictive) of the Common Shares outstanding at the time of determination, (b) with respect to any other class or series of Shares, 9.8% (in value or number, whichever is more restrictive) of the Shares of such class or series outstanding at the time of determination and (c) 9.8% (in value or number, whichever is more restrictive) of the aggregate of the outstanding Equity Shares.

“Prohibited Owner” shall mean any Person who, but for the provisions of Section 5.2.1, would Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

“REIT” shall mean a “real estate investment trust” within the meaning of Section 856 of the Code.

“Foreign REIT” shall mean a non-U.S.-organized company that seeks to qualify for certain tax or other benefits under the laws of any jurisdiction in which it is organized or operates.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take such actions or cause any such events) that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Equity Shares or the right to vote or receive dividends on Equity Shares, including, without limitation, (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 5.2.                                   Equity Shares.

Section 5.2.1                       Ownership Limitations.

(a)                                  Basic Restrictions.

(i)                               (1) No Person, other than an Excepted Holder and other than RMR Advisors or its Affiliates, shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)                            No Person, other than an Excepted Holder and other than RMR Advisors or its Affiliates, shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial Ownership or Constructive Ownership of Equity Shares would result in (1) the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) any Investees that are otherwise REITs or Foreign REITs failing to qualify as a REIT or Foreign REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Trust or any Investees that are otherwise REITs, as the case may be, owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by such Investees that are otherwise REITs or any of their respective Affiliates, as the case may be, from such tenant would cause any such Investees that are otherwise REITs to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)                         Subject to Section 5.5, notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of a national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in the Excess Shares.

(b)                                 Transfer in Trust or Voided Transfer.  If any Transfer of Equity Shares occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a national securities exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 5.2.1(a)(i), (ii) or (iii), as applicable, then the Board of Trustees shall be authorized and empowered to deem (and if so deemed, such action and result shall be deemed to occur and the officers of the Trust shall be authorized to take such actions in the name and on behalf of the Trust authorized by the Board of Trustees to effectuate the same):

(iv)                        that number of Equity Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 5.2.1(a)(i), (ii) or (iii) (rounded up to the nearest whole share, and such excess shares, the “Excess Shares”) to be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 5.3, effective as of the close of business on the Business Day prior to the date of such determination of such Transfer or at such other time determined by the Board of Trustees, and such Person shall acquire no rights in such Equity Shares; or

(v)                           to the fullest extent permitted by law, the Transfer of Excess Shares to be void ab initio, in which case, the intended transferee shall acquire no rights in the Excess Shares.

(c)                                  Cooperation.  The Shareholder that would otherwise qualify as a Prohibited Owner absent the application of the provisions of Section 5.2.1(b) shall use best efforts and take all actions necessary or requested by the Trust to cooperate with effecting the actions taken by the Board of Trustees pursuant to Section 5.2.1(b), including, without limitation, informing the Trust where any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board of Trustees.

Section 5.2.2                       Remedies for Breach.  If the Board of Trustees or any duly authorized Committee shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 5.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 5.2.1 (whether or not such violation is intended), the Board of Trustees or a Committee may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event and such Person shall be liable, without limitation, for all costs incurred in connection therewith and pursuant to Section 8.9, including the costs and expenses of the Charitable Trustee.  This Section 5.2.2 shall not in any way limit the provisions of Section 5.2.1(b).

Section 5.2.3                       Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 5.2.1(a), or any Person who would have owned Excess Shares, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request.

Section 5.2.4                       Owners Required To Provide Information.  Every Shareholder of five percent or more of any series or any class of outstanding Equity Shares at the time of determination, within 30 days after the end of each taxable year and also within three business days after a request from the Trust, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares actually owned and the number of Equity Shares Beneficially Owned or Constructively Owned, and a description of the manner in which such shares are held; provided, that, a Shareholder who holds Equity Shares as nominee for another Person, which other Person is required to include in gross income the distributions received on such Equity Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Equity Shares of such Actual Owner with respect to which the Shareholder is nominee.  Each such Shareholder and each Actual Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the status of any Investee as a REIT or Foreign REIT and to ensure compliance with the Ownership Limit.  Each Person who is a Beneficial Owner or Constructive Owner of

Equity Shares and each Person (including the Shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to comply with requirements of any taxing authority or other governmental authority or to determine such compliance.

Section 5.2.5                       Remedies Not Limited.  Nothing contained in this Article V shall limit the authority of the Trustees to take such other action as they deem necessary or advisable to protect the Trust and the interests of its Shareholders in preserving any Investee’s status as a REIT or Foreign REIT or to enforce the limitation in Section 5.2.1 for other purposes which the Trustees deem advisable.

Section 5.2.6                       Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 5.2, Section 5.3 or any definition contained in Section 5.1, the Trustees shall have the power to determine the application of the provisions of this Section 5.2 or Sections 5.1 or 5.3 with respect to any situation based on the facts known to them.  In the event Sections 5.1, 5.2 or 5.3 require an action by the Trustees and this Declaration fails to provide specific guidance with respect to such action, the Trustees with the advice of counsel shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 5.1, 5.2 or 5.3.

Section 5.2.7                       Exceptions.

(a)                                  The Board of Trustees, in its sole discretion, may grant to any Person who makes a request therefor (a “Requesting Person”) an exception to the Ownership Limit (or one or more elements thereof) with respect to the ownership of any series or class of Shares, subject to the following conditions and limitations: (i) the Board of Trustees shall have determined, in its discretion, that: (A) the Beneficial Ownership or Constructive Ownership of Equity Shares by such Shareholder in excess of the Ownership Limit would not violate Section 5.2.1(a)(ii), (B) the Requesting Person’s ownership of Equity Shares in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of Equity Shares by all other Persons as permitted under this Article V, taking into account any previously granted exceptions pursuant hereto) would not cause a default under the terms of any contract to which the Trust or any of its subsidiaries is a party or reasonably expects to become a party and (C) the Requesting Person’s ownership of Shares in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of Shares by all other Persons as permitted under this Article V, taking into account any previously granted exceptions pursuant hereto) is in the best interests of the Trust; and (ii)(A) prior to granting any exception pursuant to this Section 5.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, a ruling from a foreign regulatory body with jurisdiction over a Foreign REIT, or an opinion of counsel, in each case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure any Investee’s status as a REIT or Foreign REIT and (B) such Requesting Person provides to the Board of Trustees, for the benefit of the Trust, such representations and undertakings, if any, as the Board of Trustees may, in its discretion, determine to be necessary in order for it to make the determination that the conditions set forth in Section 5.2.7(a)(i) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Requesting Person with respect to the Constructive Ownership of one or more other classes or series of Equity Shares not subject to the exception), and such Requesting Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Sections 5.2.1(b) and 5.2.2 with respect to Equity Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Requesting Person (determined without regard to the exception granted such Requesting Person under this Section 5.2.7(a).  If a member of the Board of Trustees requests that the Board of Trustees grant an exception pursuant to this Section 5.2.7 with respect to such member, or with respect to any other Person if such member of the Board of Trustees would be considered to be the Beneficial Owner or Constructive Owner of Equity Shares owned by such other Person, such member of the Board of Trustees shall not participate in the decision of the Board of Trustees as to whether to grant any such exception.

(b)                                 In determining whether to grant any exemption pursuant to Section 5.2.7(a), the Trustees may consider, among other factors, (i) the general reputation and moral character of the Requesting Person, (ii) whether ownership of Equity Shares would be direct or through ownership attribution, (iii) whether the Person’s ownership of Equity Shares would adversely affect any Investee’s ability to acquire additional properties or additional investments in other issuers, (iv) whether granting an exemption for the Requesting Person would adversely affect any of the Trust’s existing contractual arrangements, (v) whether the Requesting Person has been approved as an owner of the Trust by all regulatory or other governmental authorities who have jurisdiction over the Trust and (vi) whether the Requesting Person is attempting to change control of the Trust or affect its policies in a way which the Board of Trustees, in its discretion, considers adverse to the best interests of the Trust.  Nothing in this Section 5.2.7(b) shall be interpreted to mean that the Board of Trustees may not act in its discretion in making any determination under Section 5.2.1(b).

(c)                                  An underwriter or initial purchaser that participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Ownership Limit or the limitations in Section 5.2.1(a)(ii), but only to the extent necessary to facilitate such public offering or private placement as determined by the Board of Trustees.

Section 5.3.                                   Transfer of Equity Shares in Trust.

Section 5.3.1                       Ownership in Trust.  Upon any purported Transfer or other event described in Section 5.2.1(b) that results in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee or trustees, as applicable, of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 5.3.5).  Such transfer to the Charitable Trustee shall be deemed to be effective as of the time provided in Section 5.2.1(b).  Any Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 5.3.7.  Each Shareholder, to the fullest extent permitted by law, hereby constitutes and appoints the Charitable Trustee or, in the absence of a Charitable Trustee, any Trustee, with full power of substitution, as such Shareholder’s true and lawful agent and attorney-in-fact, with full power and authority in the name, place and stead of such Shareholder, to take all further action, if any, necessary to cause the Excess Shares to be transferred to a Charitable Trust for the benefit of a Charitable Beneficiary as contemplated by this Article V and to fully implement the purposes and effects of this Article V with respect to all Excess Shares.

Section 5.3.2                       Status of Shares Held by a Charitable Trustee.  Equity Shares held by a Charitable Trustee shall be issued and outstanding Equity Shares of the Trust.  The Prohibited Owner shall:  (a) have no rights in the shares held by the Charitable Trustee; (b) not benefit economically from ownership of any shares or other property held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 5.3.5); (c) have no rights to dividends or other distributions; (d) not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and (e) have no claim, cause of action or other recourse whatsoever against the purported transferor of such Equity Shares.

Section 5.3.3                       Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 5.3.5).  Any dividend or other distribution paid with respect to any Equity Shares which constituted Excess Shares at such time and prior to the Equity Shares having been transferred to the Charitable Trustee shall be paid to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid with respect to such Equity Shares shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner with respect to such Equity Shares at any time such Equity Shares constituted Excess Shares with respect to such Prohibited Owner and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote.  Notwithstanding the provisions of this Article V, until the Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

Section 5.3.4                       Rights upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Equity Shares of the class or series of Equity Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Shares held by the

Charitable Trustee bears to the total number of shares of such class or series of Equity Shares then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the Equity Shares held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Trust, in accordance with Section 5.3.5.

Section 5.3.5                       Sale of Shares by Charitable Trustee.  Unless otherwise directed by the Board of Trustees, within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the Charitable Trustee shall sell the Equity Shares held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to any Equity Shares transferred to the Charitable Trustee as a result of the operation of Section 5.2.1(b)) to a Person, designated by the Charitable Trustee, whose ownership of the Equity Shares will not violate the Ownership Limit.  Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.3.5.  A Prohibited Owner shall receive the lesser of (a) the net price paid by the Prohibited Owner for the Equity Shares or, if the Prohibited Owner did not give value for the Equity Shares in connection with the event causing the Equity Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 5.4 and (b) the net sale proceeds received by the Charitable Trustee from the sale or other disposition of the Equity Shares held in the Charitable Trust.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 5.4.  If such Equity Shares are sold by a Prohibited Owner, then (a) such Equity Shares shall be deemed to have been sold on behalf of the Charitable Trust and (b) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.3.5, such excess shall be paid promptly to the Charitable Trustee upon demand.

Section 5.3.6                       Trust’s Purchase Right in Excess Shares.  Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this Article V, Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Equity Shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such Equity Shares, such as in the case of a devise, gift or other such transaction, the Market Price per such Equity Share on the day of the event causing the Equity Shares to become Excess Shares) and (b) the Market Price per such share on the date the Trust, or its designee, accepts such offer, in each case of clauses (a) and (b) of this sentence, less the costs, expenses and compensation of the Charitable Trustee, if any, and the Trust as provided in Section 5.4.  The Trust shall have the right to accept such offer until the Charitable Trustee, if any, has sold the Equity Shares held in the Charitable Trust, if any, pursuant to Section 5.3.5.  Upon such a sale to the Trust, if a Charitable Trust has been established pursuant to this Article V, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary as provided in Section 5.3.5.

Section 5.3.7                       Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 5.2.1(a) in the hands of such Charitable Beneficiary and (b) contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Trustee before the automatic transfer provided for in Section 5.2.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.  The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this Article V, including, without limitation, Section 5.3.8.

Section 5.3.8                       Retroactive Changes.  Notwithstanding any other provisions of this Article V, the Board of Trustees is authorized and empowered to retroactively amend, alter or repeal any rights which the Charitable Trust, the Charitable Trustee or the Charitable Beneficiary may have under this Article V, including, without limitation, granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided, however, that the Board of Trustees shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the Charitable Trustee pursuant to Section 5.4.

Section 5.4.                                   Costs, Expenses and Compensation of Charitable Trustee and the Trust.

Section 5.4.1                       Indemnification of the Charitable Trustee.  The Charitable Trustee shall be indemnified by the Trust or from the proceeds from the sale of Equity Shares held in the Charitable Trust, as further provided in this Article V, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article V.

Section 5.4.2                       Compensation.  The Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Trustees and the Charitable Trustee.

Section 5.4.3                       Reimbursement of Costs, Expenses and Compensation.  Costs, expenses and compensation payable to the Charitable Trustee pursuant to Sections 5.4.1 and 5.4.2 may be funded from the Charitable Trust or by the Trust.  The Trust shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee pursuant to Sections 5.4.1 and 5.4.2) from the Charitable Trust for any such amounts funded by the Trust.  Costs and expenses incurred by the Trust in the process of enforcing the ownership limitation set forth in Section 5.2.1(b), in addition to reimbursement of costs, expenses and compensation of the Charitable Trustee which have been funded by the Trust, may be collected from the Charitable Trust; provided, however, that the ability of the Trust to fund its costs from the Charitable Trust shall not relieve the Prohibited Owner from his or her obligation to reimburse the Trust for costs under Section 8.9, except to the extent the Trust has in fact been previously paid from the Charitable Trust; nor will the possibility of the Trust receiving payment from the Charitable Trust create a marshalling obligation which would require the Trust to reimburse itself from the Charitable Trust before enforcing the Trust’s claims under Section 8.9 or otherwise.

Section 5.5.                                   National Securities Exchange Transactions and Contracts.  Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of a national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.  Any affirmative vote or consent of the Trustees or Shareholders required by this Declaration shall be in addition to the vote or consent of Trustees or Shareholder required by law or by any agreement between the Trust and a national securities exchange.

Section 5.6.                                   Enforcement.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

Section 5.7.                                   Non-Waiver.  No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 5.8.                                   Enforceability.  If any of the restrictions on transfer of Shares contained in this Article V are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the fullest extent permitted by law, the Prohibited Owner may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Equity Shares and to hold such Equity Shares on behalf of the Trust.

Section 5.9.                                   Continued Effect.  The provisions of this Article V shall continue in full force and effect indefinitely, regardless of whether or not the Trust qualifies as a REIT.

ARTICLE VI

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

Section 6.1.                                   General.  Except as otherwise provided in this Article VI or elsewhere in this Declaration, Shareholders shall have such power to vote as is provided for in, and shall and may hold meetings and take actions pursuant to, the provisions of the Bylaws.

Section 6.2.            Voting Powers as to Amendments and Extraordinary Transactions.  (a) Except as otherwise provided in Section 6.2(b), the affirmative vote or consent of at least 60% of the Trustees of the Trust then in office, including 60% of the Independent Trustees (as such term may be defined in the Bylaws from time to time) then in office, and, except where a different voting standard is required by the 1940 Act or any other applicable law, at least a majority of all the votes entitled to be cast at a meeting of Shareholders duly called and at which a quorum is present (by class or series or in combination as may be established in the Bylaws or by the Trustees) shall be necessary to authorize any of the following actions:

(i)                               any amendment to this Declaration (excluding amendments contemplated in Section 11.1);

(ii)                            the conversion of the Trust, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(iii)                         the merger or consolidation or share exchange of the Trust with or into any other Person or company (including, without limitation, a partnership, corporation, joint venture, business trust, common law trust or any other business organization) or of any such Person or company with or into the Trust;

(iv)                        the sale, lease or transfer of all or substantially all of the Trust’s assets; or

(v)                           the liquidation or termination of the Trust.

(b)                                 Notwithstanding anything to the contrary in Section 6.2(a): (i) the granting of a pledge or security interest in all or substantially all of the Trust’s assets may be done by majority vote of the Trustees then in office and without Shareholder approval even if such pledge may result in sale or transfer of all or substantially all of the Trust’s assets in the event that the Trust defaults upon obligations which are secured by such security interest or pledge; and (ii) if any of the actions described in Section 6.2(a) are approved by 75% of the Trustees then in office, including 75% of the Independent Trustees (as such term may be defined in the Bylaws from time to time) then in office, then no Shareholder approval will be required for such actions except to the extent Shareholder approval is required by applicable law other than the Maryland Act, and, if approval by Shareholders is required by applicable law other than the Maryland Act, the vote required shall be a majority (or the lowest proportion legally permitted if higher than a simple majority) of votes cast or, if applicable law does not permit approval by a percentage of votes cast, the vote required shall be a majority (or the lowest proportion legally permitted if higher than a simple majority) of Shares outstanding and entitled to vote.

Section 6.3.                                   Voting Rights.  Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 4.1 and the removal of Trustees as provided in Section 4.2; (b) the matters provided for in Section 6.2, if a Shareholder vote is required by such Section; (c) such other matters required by the 1940 Act or any other applicable law to be approved by Shareholders; and (d) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification.  Except with respect to the matters set forth in clauses (a) through (d) of this Section 6.3, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

Section 6.4.                                   Shareholder Meetings.  Except as required by applicable law, actions by Shareholders which are required or permitted may be taken only at a meeting, and Shareholder meetings may be called only by the Trustees.

Section 6.5.                                   Inspection of Records.  Shareholders shall have no right under the Maryland Act to inspect the records, Shareholder lists, documents, accounts and books of the Trust, and except to the extent required by law other than the Maryland Act, Shareholders shall be permitted to inspect only such records, Shareholder lists, documents, accounts and books of the Trust as the Trustees may determine from time to time.

ARTICLE VII

DISTRIBUTIONS AND DETERMINATION OF NET ASSET VALUE

Section 7.1.                                   Distributions.  The Trustees may each year, or more frequently if they so desire, but need not, distribute to the Shareholders of any or all classes or series of Shares such income and gains, accrued or realized, as the Trustees may determine, after providing for actual and accrued expenses and liabilities (including such reserves as the Trustees may establish) determined in accordance with good accounting practices and subject to the preferences, special or relative rights and privileges of the various classes or series of Shares.  The Trustees shall have full discretion to determine which items shall be treated as income and which items as capital and their determination shall be binding upon the Shareholders.  Distributions of income for each year or other period, if any be made, may be made in one or more payments, which shall be in Shares, in cash or otherwise and on a date or dates and as of a record date or dates determined by the Trustees.  At any time and from time to time in their discretion, the Trustees may distribute to the Shareholders as of a record date or dates determined by the Trustees, in Shares, in cash or otherwise, all or part of any gains realized on the sale or disposition of property or otherwise, or all or part of any other principal of the Trust.  Each distribution pursuant to this Section 7.1 to the Shareholders of a particular class or series shall be made ratably according to the number of Shares of such class or series held by the several Shareholders on the applicable record date thereof, provided, that, no distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine.  Any such distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 7.2, or at such other value as may be specified by the Bylaws or as the Trustees may from time to time determine, subject to applicable laws and regulations then in effect.

Section 7.2.                                   Determination of Net Asset Value.  The net asset value per share of each class and each series of Shares of the Trust shall be determined in accordance with the 1940 Act and any related procedures adopted by the Trustees from time to time.  Determinations made under and pursuant to this Section 7.2 in good faith shall be binding on all parties concerned.

ARTICLE VIII

LIABILITY LIMITATION, INDEMNIFICATION, TRANSACTIONS WITH THE TRUST AND IMPACT OF CORPORATE LAW

Section 8.1.                                   Limitation of Trustee Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a Maryland statutory trust, no current or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages.  Neither the amendment nor repeal of this Section 8.1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 8.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.  In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland statutory trust for money damages in a suit by or on behalf of the Trust or by any shareholder, or arising by reason of his or her action on behalf of the Trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 8.2.            No Liability for Acts of Others.  Without limiting the foregoing limitations of liability contained in this Section 8.2, a Trustee shall not be responsible for or liable in any event for any neglect or wrongdoing of any officer, employee, investment adviser, sub-adviser, principal underwriter, custodian, transfer agent or other agent or independent contractor of the Trust, nor shall any Trustee be responsible or liable for the act or omission of any other Trustee (or for the failure to compel in any way any former or acting Trustee to redress any breach of trust).

Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to his or their capacity as a Trustee or Trustees and neither such Trustee or Trustees shall be personally liable thereon.

All Persons extending credit to, contracting with or having any claim against the Trust shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Trustees, nor any of the Trust’s officers, employees, agents or independent contractors, whether past, present or future, shall be personally liable therefor.

Section 8.3.                                   Indemnification of Shareholders.  In the event that any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his or her being or having been a Shareholder and not because of his or her acts or omissions or for some other reason, the Shareholder or former Shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be indemnified by the Trust out of the Trust’s property against all loss and expense arising from such liability.

Section 8.4.                                   Indemnification of Trustees, Officers etc.  At the discretion of the Board of the Trustees, the Trust may indemnify a Trustee or officer (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including, without limitation, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.  Expenses, including counsel fees incurred by any such Covered Person, may be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article VIII.

Section 8.5.                                   Indemnification Not Exclusive.  The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled.  As used in this Article VIII, the term “Covered Person” shall include such person’s heirs, executors and administrators.  Nothing contained in this Article VIII shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of such person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of applicable law.

Section 8.6.                                   Transactions Between the Trust and its Trustees, Officers, Employees and Agents.  (a)  Subject to any express restrictions adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind, whether or not any of its Trustees, officers, employees or agents has a financial interest in such transaction, with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust or in which a Trustee, officer, employee or agent of the Trust has a material financial interest.  To the extent permitted by applicable law, a contract or other transaction between the Trust and any Trustee or between the Trust and RMR Advisors or any of its affiliates, or any other corporation, trust, firm, or other entity in which any Trustee is a director or trustee or has a material financial interest shall not be void or voidable if:

(i)                               The fact of the common directorship, trusteeship or interest is disclosed or known to the Trustees or a proper committee thereof, and the Trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested Trustees, even if the disinterested Trustees constitute less than a quorum; or

(ii)                             The fact of the common directorship, trusteeship or interest is disclosed or known to the Shareholders entitled to vote thereon, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by holders of Shares entitled to vote, other than the votes of Shares owned of record or beneficially by the interested Trustee, officer, employee or agent or by the interested corporation, trust, firm or other entity; or

(iii)                         The contract or transaction is fair and reasonable to the Trust.

(b)                                 Whether or not they may be legally entitled to vote on the matters described in this Section 8.6, interested Trustees or the Shares owned by them or by an interested corporation, trust, firm or other entity may be counted in determining the presence of a quorum at a meeting of the Trustees or a committee thereof or at a meeting of the Shareholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

(c)                                  The failure of a contract or other transaction between the Trust and any Trustee or between the Trust and RMR Advisors or any of its affiliates, or any other corporation, trust, firm, or other entity in which any Trustee is a director or trustee or has a material financial interest to satisfy the criteria set forth in Section 8.6(a) shall not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the fullest extent permitted by applicable law.

Section 8.7.                                   Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business.  Subject to any restrictions which may be adopted by the Trustees in the Bylaws or otherwise, any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of Shares in the Trust, for his or her individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if he or she were not a Trustee or officer, employee or agent of the Trust.  Any Trustee or officer, employee or agent of the Trust may, in his or her personal capacity or in the capacity of trustee, officer, director, stockholder, partner, member, advisor or employee of any Person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the investing in securities of real estate or other companies or in other interests in Persons engaged in real estate or other businesses.  Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to him or her in any capacity other than solely as Trustee, officer, employee or agent of the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust.  Any Trustee or officer, employee or agent of the Trust may be interested as trustee, officer, director, stockholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in: (a) any Person who may be engaged to render advice or services to the Trust, (b) any Person in which the Trust has invested or may invest, (c) any Person from which the Trust has purchased or may purchase securities or other property and (d) any Person to which the Trust has sold or may sell securities or other property; and such Trustee, officer, employee or agent of the Trust may receive compensation from such other Person as well as compensation as Trustee, officer, employee or agent or otherwise hereunder.  None of these activities shall be deemed to conflict with his or her duties and powers as Trustee or officer, employee or agent of the Trust.

Section 8.8.                                   Indemnification of the Trust.   Each Shareholder will be liable to the Trust for, and indemnify and hold harmless the Trust (and any subsidiaries or affiliates thereof) from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys’ and other professional fees, whether third party or internal, arising from such Shareholder’s breach or failure to fully comply with any covenant, condition or provision of this Declaration or the Bylaws or any action against the Trust in which such Shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of the Trust’s highest marginal borrowing rate, per annum compounded, and the maximum amount permitted by law, from the date such costs or the like are incurred until the receipt of payment.

Section 8.9.                                   Trustees, Shareholders, etc. Not Personally Liable; Notice.  All persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust or the assets of that particular series or class of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

Section 8.10.                             No Bond or Surety.  The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

Section 8.11.          Liability of Third Persons Dealing with Trustees.  No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

Section 8.12.          1940 Act Limitations.  So long as the 1940 Act so requires, no provision of this Article VIII shall protect any Trustee or officer against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

ARTICLE IX

REGULATORY COMPLIANCE AND DISCLOSURE

Section 9.1.                                   Actions Requiring Regulatory Compliance Implicating the Trust.  If any Shareholder (whether individually or constituting a group, as determined by the Board of Trustees), by virtue of such Shareholder’s ownership interest in the Trust or actions taken by the Shareholder affecting the Trust, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on the Trust or any subsidiary (as defined below) of the Trust or any of their respective businesses, assets or operations, including, without limitation, any obligations to make or obtain a Governmental Action (as defined below), such Shareholder shall promptly take all actions necessary and fully cooperate with the Trust to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting the business, assets, operations or prospects of the Trust or any subsidiary of the Trust.  If the Shareholder fails or is otherwise unable to promptly take such actions so to cause satisfaction of such requirements or regulations, the Shareholder shall promptly divest a sufficient number of shares of the Trust necessary to cause the application of such requirement or regulation to not apply to the Trust or any subsidiary of the Trust.  If the Shareholder fails to cause such satisfaction or divest itself of such sufficient number of shares of the Trust by not later than the 10th day after triggering such requirement or regulation referred to in this Section 9.1, then any shares of the Trust beneficially owned by such Shareholder at and in excess of the level triggering the application of such requirement or regulation shall be deemed to constitute shares held in excess of the Ownership Limit set forth in Article V and be subject to the provisions of Article V and any actions triggering the application of such a requirement or regulation may be deemed by the Trust to be of no force or effect.  Moreover, if the Shareholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such 10 day period, the Trust may take all other actions which the Board of Trustees deems appropriate to require compliance or to preserve the value of the Trust’s assets; and the Trust may charge the offending Shareholder for the Trust’s costs and expenses as well as any damages which may result to the Trust.  For purposes of this Article IX, (a) “Governmental Action” shall mean the consent, approval or other action of any federal, state, municipal or other governmental or regulatory body and (b) “subsidiary” shall include, with respect to a person, any corporation, partnership, joint venture or other entity of which such person (A) owns, directly or indirectly, 10% or more of the outstanding voting securities or other interests or (B) has a person designated by such person serving on, or a right, contractual or otherwise, to designate a person, so to serve on, the board of directors (or analogous governing body).

Section 9.2.                                   Compliance With Law.  Shareholders shall comply with all applicable requirements of federal and state laws, including all rules and regulations promulgated thereunder, in connection with such Shareholder’s ownership interest in the Trust and all other laws which apply to the Trust or any subsidiary of the Trust or their respective businesses, assets or operations and which require action or inaction on the part of the Shareholder.

Section 9.3.                                   Limitation on Voting Shares or Proxies.  Without limiting the provisions of Section 9.1, if a Shareholder (whether individually or constituting a group, as determined by the Board of Trustees), by virtue of such Shareholder’s ownership interest in the Trust or its receipt or exercise of proxies to vote Shares owned by other Shareholders, would not be permitted to vote the Shareholder’s Shares or proxies for Shares in excess of a certain amount pursuant to applicable law but the Board of Trustees determines that the excess Shares or Shares represented by the excess proxies are necessary to obtain a quorum, then such Shareholder shall not be entitled to vote any such excess Shares or proxies, and instead such excess Shares or proxies may, to the fullest extent permitted by law, be voted by the RMR Advisors (or by another person designated by the Trustees) in proportion to the total Shares otherwise voted on such matter.

Section 9.4.                                   Representations, Warranties and Covenants Made to Governmental or Regulatory Bodies.  To the fullest extent permitted by law, any representation, warranty or covenant made by a Shareholder with any governmental or regulatory body in connection with such Shareholder’s interest in the Trust or any subsidiary of the Trust shall be deemed to be simultaneously made to, for the benefit of and enforceable by, the Trust and any applicable subsidiary of the Trust.

Section 9.5.                                   Board of Trustees’ Determinations.  The Board of Trustees shall be empowered to make all determinations regarding the interpretation, application, enforcement and compliance with any matters referred to or contemplated by this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1.                             Duration and Termination of Trust.  Unless terminated as provided in Article VI, the Trust shall continue without limitation of time.  Upon termination, dissolution, winding-up or liquidation of the Trust, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated of the Trust, as may be determined by the Trustees, the Trust shall in accordance with such procedures as the Trustees consider appropriate reduce the remaining assets to distributable form in cash or shares or other property, and distribute the proceeds to the Shareholders ratably according to the number of Shares and according to the series or class held by the several Shareholders on the date of termination.  Any series or class of Shares other than Common Shares may be terminated or redeemed by the Trust pursuant to terms established by the Trustees or in the Declaration.  A termination or redemption of Common Shares shall be considered a liquidation or termination of the Trust and shall only be accomplished pursuant to the terms established in Article VI, provided, however, a partial redemption or termination of Common Shares of up to 10% of the number of Common Shares outstanding in any 12 month period (the 10% amount being determined on the day before the first redemption or termination in each such 12 month period) may be accomplished by the Trust pursuant to a vote of 75% of the Trustees then in office.

Section 10.2.                             Filing of Copies, References, Headings.  The original or a copy of this instrument and of each amendment hereto shall be kept at the office of the Trust, where it may be inspected by any Shareholder.  Each amendment hereto shall become effective when such amendment is authorized pursuant to the provisions hereto unless a later date is specified.  Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such amendments.  In this instrument and in any such amendment, references to this instrument, and all expressions like “herein”, “hereof”, and “hereunder”, shall be deemed to refer to this instrument as amended or affected by any such amendments.  Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument.  This instrument may be executed in any number of counterparts, each of which shall be deemed an original.

Section 10.3.                             Applicable Law.  This Declaration is created under and is to be governed by and construed and administered according to the laws of the State of Maryland; provided, however, that notwithstanding the provisions of Section 12-102(a) of the Maryland Act, to the maximum extent permitted by applicable law, no law of the State of Maryland (whether common, statutory, or other law) pertaining to trusts, if and to the extent inconsistent with the provisions of this Declaration, shall be applicable to the Trust or the parties to this Declaration.  By way of illustration and not of limitation, Md. Code Ann., Estates and Trusts §

15-101, et seq. (Fiduciaries) shall not be applicable to the Trust or the parties to this Declaration.  The Trust shall be of the type referred to in the Maryland Statutory Trust Act, commonly called a “business trust” or “Massachusetts trust”, and, without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust and the Trustees may excise all powers which are ordinarily exercised by trustees of such a trust.  If and to the extent that any provision of this Declaration or the Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act shall control.

Section 10.4.                             Trust Only.  It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time.  It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a trust.  Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.  Nothing in this Declaration, however, shall prevent the Trust from being a corporation or association for tax purposes.

Section 10.5.                             Principal Place of Business; Registered Agent.  The principal place of business of the Trust and of the Trustees in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.  The Trust and the Trustees may have other offices and may change its principal office address by vote of its Trustees.  Unless otherwise required by applicable law, the Trust shall at all times maintain at least one resident agent who shall be either an individual who resides in the State of Maryland or a Maryland corporation.  The Trustees may change the principal place of business or such resident agent of the Trust from time to time by making the appropriate filing or filings with the SDAT.

ARTICLE XI

AMENDMENTS, BYLAWS AND CONSTRUCTION

Section 11.1.                             Amendments by Trustees.  Amendments to this Declaration for the purpose of (a) changing the name of the Trust, (b) changing the domicile of the Trust without changing the substance of this Declaration (other than changes made in light of any such change in domicile which the Board of Trustees determines appropriate) or (c) supplying any omission, curing any ambiguity, correcting any defective or inconsistent provision or error or clarifying the meaning and intent of this Declaration, may be made at any time by the Board of Trustees, in its sole discretion, without Shareholder approval.  Amendments to the Certificate of Trust for any purpose may be made at any time by the Board of Trustees without Shareholder approval.

Section 11.2.          Amendments that May Require Shareholder Approval.  Except as otherwise provided in Section 11.1, amendments to this Declaration shall be approved as provided in Section 6.2.

Section 11.3.                             Declaration and Bylaws.  All persons who shall acquire Shares shall acquire the same subject to the provisions of this Declaration and the Bylaws.  The Board of Trustees has the exclusive power to adopt, amend, change or repeal Bylaws.  Except as they may directly contradict provisions of this Declaration, the Bylaws may implement and interpret this Declaration.

Section 11.4.                             Construction.  If any provision of this Declaration is determined to be unlawful by a court or regulatory body of competent jurisdiction, the remainder of this Declaration shall remain in full force and effect and the offending provision shall be construed to achieve the purpose of the offending provision to the extent legally possible.  The re-construction of an unlawful provision shall be made by the Board of Trustees, or, in the absence of action by the Board of Trustees, by the court or regulatory body which determined the provision to be unlawful.

[signature page follows]

IN WITNESS HEREOF, the undersigned, being the sole Trustee of the Trust, has executed this instrument as of the date first written above.

/s/ Adam D. Portnoy
Adam D. Portnoy

[Signature Page to Declaration of Trust of RMR Preferred Income Fund]